Exhibit 10.2

UNITED RETAIL GROUP, INC.
FALL 2007 INCENTIVE COMPENSATION PLAN

Section 1.       Purpose.

The purpose of this Fall 2007 Incentive Compensation Plan is to provide incentives to key associates of the Company to stimulate their efforts toward the continued success of the Company and its Subsidiaries and to manage the business in a manner that will provide for the long-term growth and profitability of the Company and its Subsidiaries.

Section 2.       Definitions.

As used in this Plan, the following terms shall have the respective meanings specified below.

(a)         "Award" means an award granted pursuant to Section 3.

(b)         "Award Agreement" means a document described in Section 4 setting forth the terms and conditions applicable to the Award granted to the Participant.

(c)         "Board" means the Board of Directors of the Company, as it may be comprised from time to time.

(d)         "Company" means United Retail Group, Inc., a Delaware corporation, and any successor thereto.

(e)         "Participant" means any person who has been granted an Award.

(f)          "Plan" means this Fall 2007 Incentive Compensation Plan as adopted by the Company.

(g)         "Subsidiary" means (i) any company or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such company or other entity and (ii) any company or other entity in which the Company has a significant equity interest and which the Compensation Committee of the Board has determined to be a Subsidiary for purposes of the Plan.

Section 3.       Awards.

(i) The Board shall determine the nature, length and starting date of the Performance Period for Awards, which may be a six-month merchandising season or any longer period, and shall determine the range of performance objectives to be used.  Awards may vary from Participant to Participant and between groups of Participants and shall be based upon revenues; revenue growth; earnings per share; operating income; operating income before extraordinary items and accruals for expenses arising from equity-based compensation awards or otherwise measured by the price of a share of Stock; net income; cash flow; gross profit return on investment; gross margin return on investment; gross margin; working capital; earnings before interest and tax; earnings before interest, tax, depreciation and amortization; return on equity; return on assets; return on capital; total shareholder return; or economic value added; or any combination thereof; whether applicable to the Company or any Subsidiary or business unit, or any combination thereof, as the Board may deem appropriate.  The Board shall determine for each Award subject to such Performance Period the range of dollar values to be received by the Participant at the end of the Performance Period if and to the extent that one of the relevant measures of performance for such Award is met.  The measures must include a minimum performance standard below which no payment will be made and a maximum performance level above which no increased payment will be made.  No Award having an aggregate potential payment in excess of $1,000,000 may be granted to any individual Participant in any fiscal year.

(ii)   The Compensation Committee of the Board may reduce the performance measures applicable to Awards to take into account changes in law and accounting and tax rules and the inclusion or exclusion of the impact of unusual items, events or circumstances, provided that no such reduction shall be made which would result in (x) an increase in the compensation that would otherwise be payable pursuant to such Awards to any Participant whose compensation is subject to the limitation on deductibility under Code Section 162(m), or any successor provision, for the applicable year or (y) a decrease in the compensation that would otherwise be payable to any Participant pursuant to such Awards.

(iii)   Unless otherwise provided in an Award Agreement, if hiring or Termination by reason of the Participant's death or Disability occurs during a Performance Period, such Participant shall be entitled to a prorated payment with respect to an outstanding Award at the end of the applicable Performance Period based on the portion of the Performance Period that followed hiring or preceded Termination, as the case may be.  Unless otherwise provided in an

Award Agreement, if Termination occurs during a Performance Period other than by reason of the Participant's death or Disability, then such Participant shall not be entitled to any payment with respect to the Award relating to such Performance Period, provided, however, that in the event of such Termination, the Compensation Committee of the Board may provide for partial payment based on such factors or criteria as the Committee may determine.

(iv)  The earned portion of an Award shall be paid promptly after the Performance Period in a lump sum of cash.

Section 4.       Award Agreements.

Each Award under the Plan shall be evidenced by an Award Agreement.  Each Award Agreement shall set forth the terms and conditions applicable to the Award.

Section 5.       Amendment and Termination.

(a)         The Board shall have the power to amend this Plan.

(b)         The Board may suspend or terminate this Plan at any time.  No such suspension or termination shall affect Awards then in effect.

Section 6.       Administration.

(a)          This Plan and all Awards shall be administered by the Compensation Committee of the Board.  The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under this Plan, (ii) to construe, interpret and implement this Plan and any related document, (iii) to prescribe, amend and rescind rules relating to this Plan, (iv) to make all determinations necessary or advisable in administering this Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in this Plan.  The actions and determinations of the Committee on all matters relating to this Plan and any Awards will be final and conclusive.  The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, Awards under this Plan, whether or not such persons are similarly situated.

(b)         The Compensation Committee of the Board and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of this Plan.

(c)         The Company shall pay all reasonable expenses of administering this Plan, including but not limited to the payment of professional fees.

(d)         The Compensation Committee of the Board may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of this Plan.

Section 7.       Miscellaneous.

(a)         Transferability.  Except as otherwise provided by the Compensation Committee of the Board, no Award shall be transferable or assignable except by will or by the laws of descent and distribution.

(b)         Other Payments or Awards.  Nothing contained in this Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding.

(c)         Payments to Other Persons.  If payments are legally required to be made to any person other than the person to whom any amount is made available under this Plan, payments shall be made accordingly.  Any such payment shall be a complete discharge of the liability of the Company and its Subsidiaries hereunder.

(d)         Unfunded Plan.  This Plan shall be unfunded.  No provision of this Plan or any Award Agreement shall require the Company or a Subsidiary, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.  Participants shall have no rights under this Plan other than as unsecured general creditors of the Company.

(e)         Limits of Liability.  Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Award Agreement applicable to such Award.  Neither the Company or its Subsidiaries, nor any member of the Board or of the Compensation Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan.

(f)          Withholding.  The Company shall deduct from all cash distributions under this Plan any taxes required to be withheld by federal, state or local governments.

(g)         Invalidity.  If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid or shall be considered void ab initio, and such invalidity or unenforceability shall not affect any other provision or part thereof.

(h)         Applicable Law.  This Plan and the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to the conflict of law principles thereof.